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                                                                   EXHIBIT 8(aa)

                                FORM OF AGREEMENT


         Agreement, dated December 10, 2002, between Janus Capital Management LLC, a Delaware Limited Liability Corporation ("JCM"), and Janus Investment Fund, a Massachusetts Business Trust (the "Trust").

         Pursuant to the Investment Advisory Agreement between JCM and the Trust, with respect to Janus Small Cap Value Fund ("Fund"), that provides that JCM may perform certain administrative and clerical functions and shall be reimbursed for the costs thereof or receive such compensation therefor as may be agreed upon from time to time, JCC and the Trust agree as follows:

         1. JCM shall perform all necessary and appropriate internal accounting, recordkeeping, and blue sky monitoring and registration functions of the Trust, including the preparation of reports and returns incidental thereto.

         2. The Trust shall reimburse to JCM on a monthly basis the reasonable costs incurred by JCM in performing the functions described herein, including without limitation the salaries of JCM personnel performing those functions, applicable systems costs, and other ancillary costs such as costs associated with DTC confirms and the costs of the pricing feed into such systems.

         3. In addition to expenses specified in Section 2, the Trust shall compensate JCM for its administrative services performed under this Agreement at the annual rate of 0.05% of the average daily net assets of the Fund, calculated daily and payable monthly.


                                       JANUS CAPITAL MANAGEMENT LLC


                                       By:
                                          -----------------------------------
                                          Thomas A. Early, Vice President


                                       JANUS INVESTMENT FUND


                                       By:
                                          -----------------------------------
                                          Kelley Abbott Howes, Vice President